Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Americold Realty Trust, Inc. and Americold Realty Operating Partnership, L.P. for the registration of common stock, preferred stock, depositary shares, warrants, and guarantees of debt securities of Americold Realty Trust, Inc. and debt securities of Americold Realty Operating Partnership, L.P. and to the incorporation by reference therein of our report dated February 26, 2026, except for the statements of operations, Note 2, Note 20, Note 22, and Note 23, as to which the date is August 6, 2026, with respect to the consolidated financial statements and schedule of Americold Realty Trust, Inc. included in its Current Report on Form 8-K dated August 6, 2026, and our report dated February 26, 2026, with respect to the effectiveness of internal control over financial reporting of Americold Realty Trust, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 6, 2026